EXHIBIT 99.1

Olympic Steel Reports 2010 Third Quarter Financial Results

CLEVELAND, Nov. 4, 2010 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS), a national steel service center, today announced its financial results for the third quarter and first nine months ended September 30, 2010.

Net sales for the third quarter of 2010 totaled $209.2 million, a 72% increase from the $121.6 million for the third quarter of 2009. Tons sold in the third quarter of 2010 increased 32.5% to 240 thousand from 181 thousand in the third quarter of 2009. Third quarter 2010 net loss totaled $1.2 million, or $0.11 per diluted share, compared to net income of $0.7 million, or $0.06 per diluted share for last year's third quarter. Third quarter 2010 results included a $2.1 million pretax bad debt charge for a receivable considered uncollectible related to an unexpected closure of a customer in September 2010.

Net sales for the first nine months of 2010 totaled $589.8 million, a 53.2% increase from the $384.9 million for the first nine months of 2009. Tons sold in the first nine months of 2010 increased 35.6% to 714 thousand from 527 thousand in the first nine months of 2009. Net income for the first nine months 2010 totaled $3.7 million, or $0.34 per diluted share, compared to a net loss of $58.6 million, or $5.39 per diluted share for last year's comparable period. The 2009 results included $81.1 million of lower of cost or market pretax charges to write down the value of inventory as of March 31 and June 30, 2009.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal stated, "While we are pleased with the continued growth in our tons sold and sales in the third quarter, and our ability to be profitable prior to incurring the unexpected bad debt cost, the market proved to be highly competitive and is likely to remain so in the near term.  Our shipments in the first nine months of 2010 increased year over year by 35.6%, which is significantly greater than the market increase in total steel shipments of 19.8%, as reported in the Metals Service Center Institute's Market Activity Report. Our balance sheet remains exceptionally strong, and our new $125 million, five year, asset based loan facility, together with access to capital markets, provides Olympic Steel with a favorable capital structure to strategically grow our business."

The Company also today announced in a separate press release that it has signed agreements to purchase a new temper mill and cut-to-length line, and plans to locate it on United States Steel Corporation's Gary Works facility in Gary, Indiana.

Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share to be paid to shareholders of record as of December 1, 2010, and distributed on December 15, 2010.

A simulcast of Olympic Steel's 2010 third quarter earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. Headquartered in Cleveland, Ohio, the Company operates 15 facilities. For further information, visit the Company's web site at http://www.olysteel.com.

The Olympic Steel, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3582

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: the ability to successfully finalize an agreement with U.S. Steel for the purchase of the facility and to place the facility in operation on the expected timeframe; fluctuations in steel demand and steel pricing; general and global business, economic, financial and political conditions, including the ongoing effects of the global credit crisis and recovery; access to capital and global credit markets; competitive factors such as the availability and pricing of metal, industry shipping and inventory levels, and rapid fluctuations in customer demand and metal pricing; the cyclicality and volatility within the metals industry; the ability of our customers (especially those that may be highly leveraged, those in the domestic automotive industry and those with inadequate liquidity) to maintain their credit availability and to honor their agreements related to derivative instruments; customer, supplier, and competitor consolidation, bankruptcy or insolvency, especially those in the domestic auto industry; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the availability and costs of transportation and logistical services; equipment installation delays or malfunctions, including the temper mill and cut-to-length line; the amounts, successes and ability to continue our capital investments and our business information system projects; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, reduce costs and improve inventory turnover while improving customer service; the timing and outcome of inventory lower of cost or market adjustments; the adequacy of our existing information technology and business system software; the successful implementation of our new enterprise-wide information systems; the timing and outcome of our joint venture's efforts and ability to liquidate its remaining real estate; our ability to pay regular quarterly cash dividends  and the amounts and timing of any future dividends; and our ability to generate free cash flow through operations, reduce inventory and repay debt within anticipated timeframes, the recently enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPIC STEEL
SELECTED FINANCIAL INFORMATION
(in thousands, except per share data and ratios)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(unaudited)

Net sales	$ 209,185	$ 121,599	$ 589,842	$ 384,898
Operating income (loss)	(1,276)	1,859	7,637	(93,383)
Income (loss) before income taxes	(1,878)	1,292	6,008	(95,244)
Net income (loss)	$ (1,237)	$ 671	$ 3,728	$ (58,616)
Earnings per share:
Net income (loss) per share - basic	$ (0.11)	$ 0.06	$ 0.34	$ (5.39)
Net income (loss) per share - diluted	$ (0.11)	$ 0.06	$ 0.34	$ (5.39)

	September 30,		December 31,
	2010	2009	2009
SUMMARY BALANCE SHEET DATA:	(unaudited)		(audited)
Accounts receivable, net	$ 96,213	$ 54,468	$ 51,269
Inventories, net	181,348	106,879	111,663
Net property and equipment	114,613	115,654	113,560
Total assets	415,368	334,396	338,448
Current liabilities	93,742	58,313	66,254
Total debt	50,050	1,440	--
Shareholders' equity	263,241	262,808	259,612
Shareholders' equity per share	24.16	24.15	23.85
Debt-to-equity ratio	.19 to 1	.01 to 1	n/a

	Nine Months Ended
	September 30,
	2010	2009
OTHER DATA:	(unaudited)
Capital expenditures	10,733	10,754
Cash dividends per share	$ 0.06	$ 0.09

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
RESULTS OF OPERATIONS
(in thousands, except per share and tonnage data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010		2009		2010		2009
	(unaudited)				(unaudited)
Tons sold
Direct	218,173		161,758		647,729		470,176
Toll	22,164		19,670		66,588		56,622
	240,337		181,428		714,317		526,798
% change	32.5%		(32.2%)		35.6%		(43.7%)

Net sales	$ 209,185		$ 121,599		$ 589,842		$ 384,898
% change	72.0%		(63.7%)		53.2%		(60.5%)

Costs and expenses
Cost of materials sold (exclusive of items shown below, includes	171,730	82.1%	91,391	75.2%	473,676	80.3%	390,431	101.4%
$81,063 of inventory lower of cost or market adjustments for the nine months ended September 30, 2009)
Warehouse and processing	13,436	6.4%	9,748	8.0%	37,057	6.3%	29,526	7.7%
Administrative and general	9,388	4.5%	7,855	6.5%	28,600	4.8%	25,183	6.5%
Distribution	5,176	2.5%	3,806	3.1%	14,312	2.4%	11,386	3.0%
Selling	6,164	2.9%	2,855	2.3%	14,845	2.5%	8,971	2.3%
Occupancy	1,297	0.6%	1,188	1.0%	3,940	0.7%	4,203	1.1%
Depreciation	3,270	1.6%	2,897	2.4%	9,775	1.7%	8,581	2.2%
Total costs and expenses	210,461	100.6%	119,740	98.5%	582,205	98.7%	478,281	124.3%
Operating income (loss)	(1,276)	(0.6%)	1,859	1.5%	7,637	1.3%	(93,383)	(24.3%)
Interest and other expense on debt	602	0.3%	567	0.5%	1,629	0.3%	1,861	0.5%
Income (loss) before income taxes	(1,878)	(0.9%)	1,292	1.1%	6,008	1.0%	(95,244)	(24.7%)
Income tax provision (benefit)	(641)	34.1%	621	48.1%	2,280	37.9%	(36,628)	38.5%
Net income (loss)	$ (1,237)		$ 671		$ 3,728		$ (58,616)

Earnings per share:
Net income (loss) per share - basic	$ (0.11)		$ 0.06		$ 0.34		$ (5.39)
Weighted average shares outstanding - basic	10,909		10,894		10,903		10,884
Net income (loss) per share - diluted	$ (0.11)		$ 0.06		$ 0.34		$ (5.39)
Weighted average shares outstanding - diluted	10,909		10,909		10,916		10,884

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

CONTACT:  Olympic Steel, Inc.
          Richard T. Marabito, Chief Financial Officer
          (216) 292-3800
          Fax:  (216) 292-3974